EXHIBIT 12.1

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

(561) 706-7646

flehrer@securitiesattorney1.com

June 12, 2024

Growth Stalk Holdings Corporation.

Attn: Board of Directors

Re: Opinion to be Included with Post Effective Form 1-A Offering Statement by Growth Stalk Holdings Corporation, a Oklahoma Corporation (the “Company”)

Board of Directors:

We have acted as counsel to Growth Stalk Holdings Corporation (the “Company”, a corporation incorporated under the laws of the State of Oklahoma, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended, of up to 24,310,000 of Common Stock Shares (the “Shares”), $0.0001 par value per Share of the Company, that the Company is Offering to the Public.

For the purpose of rendering my opinion herein, I have reviewed: (i) the corporation statutes of the State of Oklahoma to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s board of directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed, and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Regulation A Offering Circular for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Regulation A, and I express no opinion with respect thereto.

My opinion is limited to matters of the Oklahoma Corporation Statutes and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Oklahoma, as specified herein.

I do not own any securities of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

I consent to the use of my opinion as an exhibit to the Regulation A Offering Circular and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the Offering Circular contained in the Regulation A Offering Circular.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Frederick M. Lehrer, P. A.

FOR THE FIRM

/s/ Frederick M. Lehrer
Frederick M. Lehrer, Esquire